Exhibit 4.25

GUARANTEE NOVATION AGREEMENT

This GUARANTEE NOVATION AGREEMENT, dated as of August 3, 2012 (this "Agreement"), is by and among Loral Space & Communications Inc. ("Loral”), a Delaware corporation, MacDonald, Dettwiler and Associates Ltd., a Canadian corporation ("New Guarantor'"), and Telesat Canada, a Canadian corporation (the "'Customer").

WHEREAS, Loral and the Customer are parties to those certain Guarantees, dated as of February 23, 2007 (Nimiq 5), July 15, 2009 (Telstar 14R), December 31, 2009 (Nimiq 6) and June 8, 2010 (Anik Gl), (the "Guarantees") pursuant to which Loral has guaranteed certain obligations of Space Systems/Loral, Inc., a Delaware corporation ("SS/L") to Customer;

WHEREAS, Loral and New Guarantor are parties to a purchase agreement, dated as of June 26, 2012, as maybe amended from time to time (the "Purchase Agreement), by and among Loral, SS/L, New Guarantor and MDA Communications Holdings, Inc., a Delaware limited liability company and wholly-owned subsidiary of New Guarantor {"Purchaser"), pursuant to which Loral has agreed to sell all of the issued and outstanding common stock of SS/L to Purchaser (the "Transaction"); and

WHEREAS, following consummation of the Transaction, Loral will no longer own any interest in SS/L and New Guarantor will indirectly own all of the equity in SS/Loral and thus the parties hereto desire to substitute New Guarantor as the Guarantor under the Guarantees on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Effective Date. This Agreement shall become effective simultaneously with the consummation of the Transaction pursuant to the Purchase Agreement (the "Effective Time").

2.    Novation. With effect from and after the Effective Time, Loral shall be substituted for, and replaced by, New Guarantor under the Guarantees and New Guarantor shall assume all rights and obligations of Loral under, arising out of or in connection with the Guarantees and be shall bound in all respects in place of Loral under the Guarantees and the Guarantees shall thereafter be construed and treated in all respects as if New Guarantor had originally been named instead of Loral as a party to the Guarantees. The Customer hereby acknowledges and agrees that this Agreement shall constitute a novation of Loral's obligations, burdens and liabilities under, and any rights, title and interest with respect to, the Guarantees.

3.    Release and Discharge. The Customer hereby releases and discharges Loral and each of its affiliates from and after the Effective Time from all further obligations under the Guarantees and all liabilities, claims and demands howsoever arising under the Guarantees, whether in contract, tort or otherwise, and accepts the obligations and liability of New Guarantor under the Guarantees in place of the obligations and liability of Loral thereunder.

4.    Notices. From and after the Effective Time, the following notice information for New Guarantor shall be used for purposes of the Guarantees:

MacDonald, Dettwiler and Associates Ltd.

13800 Commerce Parkway

Richmond, British Columbia V6V 2J3

Attn: Vice President,Commercial Services

Facsimile No.: (604) 231-2759

Email: twp@mdacorporation.com

With a concurrent copy to:

Farris, Vaughan, Wills & Murphy LLP

Suite 2500 - 700 West Georgia Street

Vancouver, B.C. V7Y 1B3

Attn: Elizabeth J. Harrison, Q.C.

Facsimile No.: (604) 661-9349

5.    Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and all agreements and undertakings between them with respect to this subject matter are merged into and incorporated herein. This Agreement is binding upon and shall inure to the benefit of the parties hereto and successors in interest. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.    Further Assurances. Each of the parties to this Agreement hereby covenants and agrees that it shall execute such documents and take such further action as any other party hereto may reasonably request in order to effectuate the novation set forth herein.

7.    Counterparts. This Agreement may be executed in any number of counterparts and by the parties on separate counterparts but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all counterparts shall together constitute one and the same instrument.

8.    Miscellaneous. Except as otherwise modified hereby, the Guarantees shall remain in full force and effect.

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

LORAL SPACE & COMMUNICATIONS, INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

MACDONALD, DETTWILER AND ASSOCIATES

By:	/s/ Terry Piche
Name: Terry Piche
Title: Vice President & Chief Financial Officer

TELESAT CANADA

By:	/s/ Christopher DiFrancesco
Name: Christopher DiFrancesco
Title: VP, General Counsel & Secretary